Exhibit 99.1

      WALTER INDUSTRIES NAMES JEFFERY W. SPRICK CHIEF FINANCIAL OFFICER OF
                             WATER PRODUCTS BUSINESS

TAMPA, Fla., Nov. 8 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that Sr. Vice President and Controller Jeffery W. Sprick has been named chief financial officer of Mueller Water Products and Mueller Group, Walter Industries' subsidiaries that include its Mueller, U.S. Pipe and Anvil businesses.

He is expected to continue as CFO after Walter Industries completes the previously announced IPO and spin-off of that business. William F. Ohrt, executive vice president and chief financial officer of Walter Industries, will assume Sprick's responsibilities at Walter Industries until a successor is named. Tom Fish, who previously served as interim CFO of Mueller Water Products, will return to his role as president of Mueller's Piping Systems segment.

Sprick, 38, was promoted to the position of sr. vice president and controller of Walter Industries in August 2005. He previously was vice president of corporate accounting -- a post he held since joining the Company in 2002. Sprick joined Walter Industries from PricewaterhouseCoopers, where he worked from 1988 to 2002.

Sprick is a Certified Public Accountant. He holds a Bachelor's Degree in Business Administration from the University of Michigan.

Walter Industries, Inc. is a diversified company with annual revenues of $2.7 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,600 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             11/08/2005
    /CONTACT:  Investors, Joseph J. Troy, Sr. Vice President, or
+1-813-871-4404, or jtroy@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    (WLT)